CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Euro Floating Rate Senior Bearer Notes Due 2016	$1,527,625,000	$163,455.88

(1) The U.S. dollar equivalent of the maximum aggregate offering price has been calculated using an exchange rate of $1.2221 per 1 Euro as of April 6, 2006.

(2) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $2,652,225.08 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-129243) filed by Morgan Stanley on October 25, 2005 and have been carried forward. The $163,455.88 fee with respect to the $1,527,625,000 equivalent of Euro Floating Rate Senior Bearer Notes Due 2016 sold pursuant to this registration statement is offset against those filing fees and $1,715,382.61 remains available for future registration fees. No additional fee has been paid with respect to this offering.

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 44 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated April 6, 2006
Rule 424(b)(2)

GLOBAL MEDIUM-TERM NOTES, SERIES G
Euro Floating Rate Senior Bearer Notes Due 2016

     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series G, Euro Floating Rate Senior Bearer Notes Due 2016, which we refer to as the “notes”, prior to the maturity date thereof other than under the circumstances described under “Description of Notes—Tax Redemption” in the accompanying prospectus supplement.
      Application will be made for the notes described herein to be admitted to the Official List of the Financial Services Authority (in its capacity as competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000) and to trading on the gilt-edged and fixed-interest market of the London Stock Exchange plc. No assurance can be given that such applications will be granted.
     This document constitutes the pricing supplement relating to the issuance of notes described herein. Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Base Prospectus referred to above. This pricing supplement is supplemental to and must be read in conjunction with such Base Prospectus.
     We will issue the notes only in bearer form, which form is further described under Description of Notes Forms of Notes in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.
     We describe the basic features of the notes in the section of the accompanying prospectus supplement called Description of Notes and in the section of the accompanying prospectus called Description of Debt Securities, subject to and as modified by the provisions described below.

Principal Amount:	Euro 1,250,000,000	Interest Payment Dates:	Each January 13, April 13,
Maturity Date:	April 13, 2016		July 13 and October 13,
Settlement Date (Original			beginning July 13, 2006
Issue Date):	April 13, 2006	Interest Payment Period:	Quarterly
Interest Accrual Date:	April 13, 2006	Interest Reset Dates:	Each interest payment date
Issue Price:	99.742%	Interest Reset Period:	Quarterly
Specified Currency:	Euro	Interest Determination	The second TARGET Settlement
Redemption Percentage		Dates:	Day immediately preceding
at Maturity:	100%		each interest reset date
Base Rate:	EURIBOR	Reporting Service:	Telerate (Page 248)
Spread		Business Days:	London, TARGET Settlement
(Plus or Minus):	Plus 0.40%		Day and New York
Index Maturity:	Three months	Calculation Agent:	JPMorgan Chase Bank, N.A.
Initial Interest Rate:	The base rate plus 0.40%; to be		(London Branch)
	determined on the second	Agent:	Morgan Stanley & Co. International
	TARGET Settlement Day		Limited
	immediately preceding the	Denominations:	Euro 50,000 and integral
	original issue date.		multiples of Euro 1,000 in excess
Initial Interest Reset			thereof
Date:	July 13, 2006	Common Code:	025097122
		ISIN:	XS0250971222
		Other Provisions:	None

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

MORGAN STANLEY

CALYON CORPORATE AND INVESTMENT BANK	COMMERZBANK CORPORATES & MARKETS	DANSKE BANK
ING FINANCIAL MARKETS	LLOYDS TSB	MITSUBISHI UFJ SECURITIES INTERNATIONAL PLC
MIZUHO INTERNATIONAL PLC	TD SECURITIES	WESTLB AG
BARCLAYS CAPITAL	BNP PARIBAS	DZ BANK AG
HYPOVEREINSBANK	RABOBANK INTERNATIONAL	RZB-AUSTRIA RAIFFEISEN ZENTRALBANK ÖSTERREICH AG

Supplemental Information Concerning Plan of Distribution

     On April 6, 2006 we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 99.292%, which we refer to as the “purchase price”. The purchase price equals the stated issue price of 99.742% less a combined management and underwriting commission of 0.45% of the principal amount of the notes.

Principal Amount
Name	Notes
Morgan Stanley & Co. International Limited	Euro 1,130,000,000
CALYON	11,250,000
Commerzbank Aktiengesellschaft	11,250,000
Danske Bank A/S	11,250,000
ING Financial Markets LLC	11,250,000
Lloyds TSB Bank plc	11,250,000
Mitsubishi UFJ Securities International plc	11,250,000
Mizuho International plc	11,250,000
The Toronto-Dominion Bank	11,250,000
WestLB AG	11,250,000
Barclays Bank PLC	3,125,000
BNP Paribas	3,125,000
Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.	3,125,000
DZ BANK AG Deutsche Zentral-Genossenschaftsbank,
Frankfurt am Main	3,125,000
HypoVereinsbank	3,125,000
Raiffeisen Zentralbank Osterreich Aktiengesellschaft	3,125,000
Total	Euro 1,250,000,000

European Union Transparency Obligations Directive

     The proposed European Union Transparency Obligations Directive (the “Directive”) may be implemented in a manner which could be burdensome for companies such as us. In particular, we may be required to prepare financial statements in accordance with accounting standards other than U.S. GAAP. We are under no obligation to maintain the listing of the notes, and prospective purchasers of notes should be aware that, in circumstances where a listing of the notes by the UK Listing Authority would require preparation of financial statements in accordance with standards other than U.S. GAAP, or in any other circumstances where the Directive is implemented in a manner that, in our opinion, is burdensome, the notes may be de-listed. In such a case of de-listing, we may, but are not obliged to, seek an alternative listing for the notes on a stock exchange outside the European Union. However, if such an alternative listing is not available or is, in our opinion, burdensome, an alternative listing for the notes may not be considered. Although no assurance is made as to the liquidity of the notes as a result of listing by the UK Listing Authority, de-listing the notes may have a material effect on a noteholder s ability to resell the notes in the secondary market.

PS-2